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                                                                   Exhibit 10.42


                            SYNDICATED LOAN AGREEMENT

                                      dated

                                 MARCH 27, 1997

                                  by and among

                       PIERCING PAGODA, INC., as Borrower

                                       and

      CORESTATES BANK, N.A., as Administrative Agent, Co-Agent and a Lender

                                       and

                      SUMMIT BANK, as Co-Agent and a Lender

                                       and

                     FIRST UNION NATIONAL BANK, as a Lender
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                                   SYNDICATED
                                 LOAN AGREEMENT


         This Syndicated Loan Agreement ("AGREEMENT"), dated March 27, 1997, is by and among PIERCING PAGODA, INC. ("BORROWER"), a Delaware corporation having its chief executive office at 3910 Adler Place, Bethlehem, Pennsylvania 18016, the financial institutions now or hereafter parties hereto and their respective successors and assigns (each a "LENDER" and collectively, the "LENDERS"), SUMMIT BANK ("SUMMIT"), a New Jersey bank having offices at One Bethlehem Plaza, Bethlehem, Pennsylvania 18018, and CORESTATES BANK, N.A. ("CORESTATES"), a national bank having offices at 600 Penn Street, FC6--94--3--140, P.O. Box 1102, Reading, Pennsylvania 19603. Summit and CoreStates are co-agents for the Lenders (in such capacity, each an "AGENT" and collectively, the "AGENTS"), and CoreStates is administrative agent and issuing bank for the Lenders (in such capacity, the "ADMINISTRATIVE AGENT").

                                   BACKGROUND

         Borrower has requested that Lenders make various loans, advances and extensions of credit to or for the benefit of Borrower under a revolving credit facility, and Lenders are willing to do so under the terms and subject to the conditions set forth in this Agreement. The initial advance hereunder shall be used, in part, to refinance the indebtedness of Borrower to Summit (in which CoreStates is a participant) evidenced by that certain Twelfth Replacement Revolving Credit Note dated October 18, 1996 in the principal sum of Sixty Million ($60,000,000.00) Dollars executed and delivered by Borrower to Summit, as amended.

         NOW, THEREFORE, with the foregoing Background deemed incorporated hereinafter by this reference and hereby made a part hereof, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

         SECTION 1.  DEFINITIONS.

         As used herein:

         1.1 "Accounts", "Cash Proceeds", "Chattel Paper", "Contracts", "Documents", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory" "Noncash Proceeds" and "Proceeds" shall have the same respective meanings as are ascribed to such terms in the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania.

         1.2 "Administrative Agent" has the meaning set forth in the Preamble hereto.

         1.3 "Advance Request Form" means an advance request form in the form of Exhibit "A" attached hereto.
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         1.4 "Affiliate" means, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         1.5 "Agents" has the meaning set forth in the Preamble hereto.

         1.6 "Agreement" has the meaning set forth in the Preamble to this Agreement.

         1.7 "Assignment and Acceptance" means an Assignment and Acceptance Agreement executed by a new lender in substantially the form of Exhibit "B" attached hereto, pursuant to which such new lender shall join in this Agreement and become a Lender hereunder.

         1.8 "Average Four Quarter Maximum Funded Debt" means the average of the highest outstanding amount of all Indebtedness (including, without limitation, the Revolving Loan and Letters of Credit Exposure and capitalized lease obligations) of Borrower during each of the four quarters of Borrower immediately prior to the date of determination.

         1.9 "Base Rate" means, for any day, the higher of (i) the Prime Rate in effect for such day, minus one hundred (100) basis points, or (ii) the Federal Funds Rate, plus fifty (50) basis points. The Base Rate shall be calculated on the basis of the number of days elapsed in a year of three hundred sixty (360) days.

         1.10 "Base Rate Loan" means an Obligation accruing interest at a Rate based on the Base Rate in accordance with this Agreement.

         1.11 "Borrower" has the meaning set forth in the Preamble hereto.

         1.12 "Business Day" means a day (other than Saturday or Sunday) when Administrative Agent is open for business in Philadelphia, Pennsylvania and, if the applicable day relates to a LIBO Rate Loan, or notice with respect to a LIBO Rate Loan, a day in which dealings in Dollar deposits are also carried on in the London Interbank market and banks are open for business in London ("London Business Day").

         1.13 "Capitalization" means, at any time, Funded Debt plus Stockholders' Equity.

         1.14 "Capital Expenditures" means any expenditure that would be classified as a capital expenditure on a statement of cash flow of Borrower prepared in accordance with GAAP.

         1.15 "Cash Advance Sublimit" means Forty-Five Million ($45,000,000.00) Dollars.
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         1.16 "Closing" means the date of this Agreement.

         1.17 "Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Commitment" on the signature pages of this Agreement or on the signature page of the Assignment and Acceptance pursuant to which such lender became a Lender under this Agreement in accordance with the provisions of Paragraph 7.16 hereof.

         1.18 "Consignment Agreement" means an agreement or contract between Borrower and a third Person or third Persons for the consignment of gold or other precious metals.

         1.19 "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

         1.20 "Current Assets" and "Current Liabilities" mean, at any time, all assets or liabilities, respectively, that, in accordance with GAAP should be classified as current assets or current liabilities, respectively, on a consolidated balance sheet of Borrower and its Subsidiaries; however, for the purposes of determining compliance with the financial covenants set forth at Paragraph 5.3 hereof, all Obligations in connection with the Revolving Loan shall be deemed Current Liabilities.

         1.21 "Current Ratio" means the ratio of Current Assets (including all consigned gold and other precious metals) to Current Liabilities (including all Letter of Credit Exposure and, without duplication, any Indebtedness under any Consignment Agreement).

         1.22 "Default" means any act, event, condition or occurrence which, with notice or lapse of time, or both, would constitute an Event of Default.

         1.23 "Default Rate" means a per annum rate of interest equal to three (3%) in excess of the then-applicable Rate.

         1.24 "EBIDTA" means Net Income before interest expense, gold consignment fees, depreciation and amortization expense and other noncash charges, and federal, state and local income taxes of Borrower and its Subsidiaries, excluding (a) non-recurring items such as gains (or losses) on sales of assets, (b) earnings from discontinued businesses, and (c) any noncash gains (or losses) used in determining Net Income.


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         1.25 "Employee Benefit Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA or a "welfare plan", as such term is defined in
Section 3(1) of ERISA, for which Borrower or any member of the Controlled Group may have liability.

         1.26 "Environmental Laws" means all Laws relating to or pertaining to the environment, human health or safety or public welfare, including, without limitation, the Pennsylvania Hazardous Sites Cleanup Act (Pa. Stat. Ann. Tit. 35
Section 6070.101 et seq., as amended); the Pennsylvania Solid Waste Management Act (Pa. Stat. Ann. Tit. 35 Section 6018.101 et seq., as amended); the Pennsylvania Clean Streams Law (Pa. Stat. Ann. Tit. 35 Section 691.1 et seq., as amended); the Pennsylvania Storage Tank and Spill Prevention Act (Pa. Stat. Ann. Tit. 35 Section 6020.1 et seq.); the Hazardous and Solid Waste Amendments of 1984 Pub. L98-616 (42 U.S.C. Section 699 et seq., as amended); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq., as amended), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq., as amended), and any other applicable Laws including those relating to the use of recyclable materials.

         1.27 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

         1.28 "Event of Default" means an event specified in Paragraph 7.1 hereof.

         1.29 "Federal Funds Rate" means, for any day, the per annum rate (rounded upward, if necessary, to the nearest 1/100th of 1%) equal for each day during such period to the weighted average of the rates charged on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be a rate on such transactions on the next preceding Business Day, and (ii) if no such rate is so published on the next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

         1.30 "Financial Statements" means the annual audited consolidated balance sheets of Borrower and its Subsidiary as of March 31, 1996, and the quarterly consolidated balance sheets of Borrower and its Subsidiary as of December 31, 1996, and the consolidated statements of income and retained earnings of Borrower and its Subsidiary for the year and quarter ended on such dates.


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         1.31 "Funded Debt" means, as to Borrower and its Subsidiary, the aggregate of all outstanding Indebtedness under the Revolving Loan for cash advances, all Letter of Credit Exposure and all other Indebtedness for borrowed money.

         1.32 "GAAP" generally accepted accounting principles, consistently applied.

         1.33 "Indebtedness" means all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several.

         1.34 "Interest Period" means, with respect to interest on the Obligations accruing at the LIBO Rate, either one (1), two (2), three (3) or six
(6) months. All Interest Periods shall be subject to the following:

                  (A) Interest Periods shall commence on the conversion date selected by Borrower in accordance with and subject to the provisions of Paragraph 2.3(A) hereof;

                  (B) If an Interest Period would otherwise end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided that with respect to any Interest Period which begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of a calendar month; and

                  (C) No Interest Period shall extend beyond the Revolving Loan Termination Date.

         1.35 "IRS" means the U.S. Internal Revenue Service.

         1.36 "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof or any court or similar entity established by and thereof.

         1.37 "Letter of Credit Exposure" means the aggregate outstanding face amount of all Letters of Credit, minus the aggregate amount of all drafts issued under or purporting to have been issued under such Letters of Credit that have been paid (with a corresponding reduction in the face amount of the Letter of Credit under which such draft has been paid).

         1.38 "Letter of Credit Sublimit" means Fifty-Five Million ($55,000,000.00) Dollars.


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         1.39 "Letters of Credit" means the Letters of Credit issued pursuant to
Paragraph 2.3 hereof.

         1.40 "Liabilities" means all Indebtedness that, in accordance with GAAP, should be classified as liabilities on a consolidated balance sheet of Borrower and its Subsidiaries.

         1.41 "LIBO Rate Loan" means an Obligation accruing interest at a Rate based on the LIBO Rate in accordance with the this Agreement.

         1.42 "LIBO Rate" means for the applicable Interest Period, (i) the rate (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent two (2) London Business Days prior to the date of the corresponding LIBO Rate Loan, at which the Administrative Agent is offered deposits in dollars at approximately 11:00 A.M., London time by leading banks in the Interbank Eurodollar or Eurocurrency market for delivery on the date of such Loan in an amount and for a period comparable to the amount and Interest Period of such Loan and in like funds, divided by (ii) a number equal to one (1) minus the LIBO Rate Reserve Percentage. The LIBO Rate shall be adjusted automatically with respect to any LIBO Rate Loan outstanding on the effective date of any change in the LIBO Rate Reserve Percentage, as of such effective date. The LIBO Rate shall be calculated on the basis of the number of days elapsed in a year of 360 days.

         1.43 "LIBO Rate Reserve Percentage" means, for any LIBO Rate Loan for any Interest Period applicable thereto, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained by Administrative Agent during such Interest Period under Federal Reserve Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D), but without benefit or credit proration, exemptions, or offsets that might otherwise be available to any Lender from time to time under Regulation D. Without limiting the effect of the foregoing, the LIBO Rate Reserve Percentage shall reflect any other reserves required to be maintained by Lenders against (i) any category of liabilities which includes deposits by reference to which the rate for LIBO Rate Loans is to be determined; or (ii) any category of extension of credit or other assets which include LIBO Rate Loans.

         1.44 "Lien" means any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment.

         1.45 "Line Limit" means Seventy-Five Million ($75,000,000.00) Dollars.


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         1.46 "Loan" or "Loans" means, severally and collectively, the Revolving
Loans and the Swing Line Loans.

         1.47 "Loan Documents" means this Agreement and the documents, instruments and agreements executed in connection therewith.

         1.48 "LOC Contribution" has the meaning set forth in Paragraph 2.4(E) hereof.

         1.49 "Mandatory Loan" has the meaning set forth in Paragraph 2.6(B) hereof.

         1.50 "Material Adverse Effect" means, at any time, a material adverse effect on the business, properties, financial condition or results of operations of Borrower, or the ability of Borrower to perform any material Obligation under this Agreement or any related instrument, agreement or document.

         1.51 "Net Income" means, at any time, the net income after taxes of Borrower, as such would appear on a statement of earnings of Borrower prepared in accordance with GAAP.

         1.52 "Notes" means, collectively, the Revolving Loan Notes and the Swing Line Note.

         1.53 "Obligations" means the obligation of Borrower:

                  (A) To pay the principal of and interest on the Notes in accordance with the terms of the Notes and the terms hereof and to satisfy and pay all of its other Indebtedness, liabilities and obligations to Lenders, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

                  (B) To repay to Lenders all amounts advanced by Lenders hereunder or otherwise to or for the benefit of Borrower; and

                  (C) To pay all of (i) Lenders' expenses and costs in connection with the preparation, negotiation and consummation of the transactions described in this Agreement and all related instruments, agreements and documents, including the reasonable fees and expenses of their counsel, (ii) Administrative Agent's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the administration, amendment or modification of this Agreement and related instruments, agreements and documents, and (iii) all Lenders' expenses and costs, including the fees and expenses of their counsel, in connection with the enforcement of any of the Obligations.


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         1.54 "Participation" means a participation interest in the Loans and the Loan Documents.

         1.55 "Participating Lender" means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

         1.56 "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         1.57 "Permitted Liens" means:

                  (A) Liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable;

                  (B) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

                  (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of Borrower's business that are not yet due and payable;

                  (D) Existing Liens set forth or described on Exhibit "C", attached hereto and made a part hereof;

                  (E) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, and no action has been taken to levy or execute thereon, or any such action taken has been stayed within ten (10) days of the date of commencement of such action, and so long as they do not, in the aggregate, materially detract from the value of the property of Borrower, or materially impair the use thereof in the operation of its business;

                           (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

                           (2) Claims, Liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;


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                           (3) Claims or Liens of mechanics, materialmen,
         warehousemen, carriers, or other like liens;

                           (4) Adverse judgments on appeal;

                  (F) Inchoate Liens of landlords obtained in the ordinary course of business; and

                  (G) Purchase money Liens granted to the vendor or Person financing the vendor of assets so long as the Lien granted is limited to the specific assets so acquired and the debt secured by the Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted, and the transaction does not otherwise violate any other provisions of this Agreement.

         1.58 "Person" means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

         1.59 "Prime Rate" means that variable, per annum rate of interest (which is not necessarily the lowest rate of interest charged by CoreStates to any particular class or category of customers of CoreStates) periodically announced by CoreStates and designated as CoreStates's "Prime Rate", as such rate may change from time to time, without notice to Borrower or any obligor for the Obligations.

         1.60 "Pro Rata Share" means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the sum of Commitments of all of the Lenders.

         1.61 "Rates" means the rate(s) of interest specified in Paragraph 2.7 hereof.

         1.62 "Records" means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language.

         1.63 "Required Lenders" means, at any time, Lenders holding Pro Rata Shares aggregating at least sixty-six and two-thirds (66 2/3%) percent at such time; provided, however, that (i) at any time when there are less than three (3) Lenders, Required Lenders shall mean all of the Lenders, and (ii) at any time when there are more than two (2) Lenders and one (1) Lender holds a Pro Rata Share in excess of sixty-six and two-thirds (66 2/3%) percent, Required Lenders shall mean such Lender and any other Lender holding a Pro Rata Share of twenty (20%) percent or more.


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         1.64 "Revolving Loan(s)" means, severally and collectively, the loans, advances and extensions of credit which may be made by Lenders to or for the benefit of Borrower pursuant to Paragraphs 2.3 and 2.4 hereof.

         1.65 "Revolving Loan Note" means a note executed by Borrower and delivered to each Lender in the form of Exhibit "D" attached hereto.

         1.66 "Revolving Loan Termination Date" means July 31, 2000, unless such date is extended by Lenders and evidenced by a confirming written notice to Borrower.

         1.67 "SEC" means the U.S. Securities and Exchange Commission.

         1.68 "Stockholders' Equity" means, at any time, the aggregate of Subordinated Indebtedness plus the sum of the following accounts set forth in a consolidated balance sheet of Borrower and its Subsidiary prepared in accordance with GAAP: (i) the par or stated value of all outstanding capital stock; (ii) capital surplus; and (iii) retained earnings.

         1.69 "Subordinated Indebtedness" means all Indebtedness incurred at any time by Borrower, the repayment of which is subordinated to the Loans in form and manner reasonably satisfactory to Administrative Agent.

         1.70 "Subsidiaries" means with respect to any party, any entity, the majority of whose voting stock (or any class of stock having the power to elect directors) is owned directly or indirectly by such party. EARS, Inc. ("EARS"), a Delaware corporation having its chief executive office at 900 Market Street, Suite 200, Wilmington, Delaware 19801, is the only Subsidiary of Borrower.

         1.71 "Surety Agreement" has the meaning set forth in Paragraph 3.1(H) hereof.

         1.72 "Swing Line Advances" means Cash advances under the Swing Line Commitment made by the Swing Line Lender to Borrower pursuant to Paragraph 2.6.

         1.73 "Swing Line Commitment" means Five Million ($5,000,000.00)
Dollars.

         1.74 "Swing Line Lender" means CoreStates, in its capacity as such, and its permitted successors and assigns in such capacity.

         1.75 "Swing Line Note" means a note executed by Borrower and delivered to Swing Line Lender.


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         1.76 "Unused Line Fee" has the meaning set forth in Paragraph 2.9 hereof.

         SECTION 2. THE LOANS.

         2.1 Disbursement and Use of the Loans. Administrative Agent will credit the proceeds of the Loans to Borrower's deposit accounts maintained with the Lenders, as designated in writing by Borrower, and Borrower shall use the proceeds of the Loans for working capital purposes in the ordinary course of its business, permitted capital expenditures and general corporate purposes.

         2.2 The Revolving Loan. Subject to the terms hereof and until the earlier of (i) the occurrence of an Event of Default (which is not waived in writing by Lenders or cured in accordance with this Agreement) or (ii) the Revolving Loan Termination Date, each Lender severally agrees to make Revolving Loans to Borrower as Borrower may request up to the lesser of such Lender's Pro Rata Share of the aggregate of all Lenders' Commitments or such Lenders' Commitment, the aggregate of which shall not exceed (when added to the Letter of Credit Exposure) the Line Limit; provided, however, that notwithstanding anything to the contrary set forth herein or in any related instrument, agreement or document, cash advances under the Revolving Loan shall not exceed, in the aggregate, the Cash Advance Sublimit and Letter of Credit Exposure shall not exceed, in the aggregate, the Letter of Credit Sublimit.

         2.3 Advances.

                  (A) All requests for LIBO Rate Loans hereunder shall be in minimum amounts of One Million ($1,000,000.00) Dollars, and in increments of Five Hundred Thousand ($500,000.00) Dollars, and all requests for Base Rate Loans hereunder shall be in minimum amounts of Five Hundred Thousand ($500,000.00) Dollars, and in increments of One Thousand ($1,000.00) Dollars.

                  (B) Borrower shall give Administrative Agent telephonic (promptly confirmed in writing) notice not later than eleven o'clock (11:00 a.m.) on the date of each requested Base Rate Loan, specifying the date, amount and purpose thereof. The written confirmation of such notice shall be in the form of the Advance Request Form, and shall be certified by the President, Treasurer or Controller of Borrower.

                  (C) Borrower shall give Administrative Agent at least three
(3) Business Days' prior written notice not later than eleven o'clock (11:00) a.m. on the date of each request for a LIBO Rate Loan, specifying the date, amount and purpose thereof. Such notice shall be in the form of the Advance Request Form, and shall be certified by the President, Treasurer or Controller of Borrower.

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                  (D) (i) Upon receiving a request for an advance in accordance with subparagraph (B) or (C) above, Administrative Agent shall request (x) in the event of a request for a Base Rate Loan, by notice to each Lender not later than noon on the date of Administrative Agent's receipt of such request, or (y) in the event of a request for a LIBO Rate Loan, by three (3) Business Days' notice to Lenders, in either case specifying that each Lender advance funds to Administrative Agent so that each Lender participates in the requested advance to the extent of its Pro Rata Share of the Revolving Loan. Each Lender shall advance its applicable Pro Rata Share of the requested advance to Administrative Agent by delivering federal funds immediately available at Administrative Agent's offices in Philadelphia, Pennsylvania prior to (xx) one o'clock (1:00 p.m.) on the date of the request for a Base Rate Loan or on the date of the LIBO Rate Loan. Subject to the satisfaction of the terms and conditions hereof, Administrative Agent shall make the requested advance available to the Borrower by crediting such amount to Borrower's deposit account(s) with Lenders not later than two o'clock (2:00) p.m. on the day of the requested advance; provided, however, that in the event Administrative Agent does not receive in a timely fashion a Lender's share of the requested advance as provided above, Administrative Agent shall not be obligated to advance such Lender's share.

                      (ii) Unless Administrative Agent shall have been notified by a Lender prior to the date such Lender's share of any such advance is to be made by such Lender that such Lender does not intend to make its share of such requested advance available to Administrative Agent, Administrative Agent may assume that such Lender has made such proceeds available to Administrative Agent on such date, and Administrative Agent may, in reliance upon such assumption (but without obligation), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date the advance is made, Administrative Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand, from Borrower), together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date Administrative Agent recovers such amount at a rate per annum, equal to the Federal Funds Rate.

                  (E) Each request for an advance pursuant to this Paragraph 2.3 shall be irrevocable and binding on Borrower.

         2.4 Letters of Credit.

                  (A) Subject to the terms hereof including, without limitation, the terms and conditions applicable to the making of cash advances hereunder (but not the provision relating to the Cash Advance Sublimit), Lenders agree that, from time to time, Administrative Agent will, on behalf of each Lender (according to such Lender's Pro Rata Share), issue Letters of Credit for the account of Borrower up to the Letter of Credit Sublimit to be used by Borrower to support

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such gold consignment (and other precious metal) lines of credit to be obtained by Borrower on such terms and conditions as are approved in writing by Agents, and for other working capital purposes in the ordinary course of Borrower's business and for general corporate purposes, provided, however, that without the prior written consent of Lenders, the aggregate face amount of Letters of Credit for other than to support gold consignment (and other precious metal) lines of credit, that is, for other working capital purposes and for general corporate purposes, shall be limited to Three Million ($3,000,000.00) Dollars. Each Letter of Credit shall have a tenor of not more than one (1) year, but shall, in any event have an expiry date on or before the Revolving Loan Termination Date regardless of the date on which it is issued. At the option of Borrower, said Letters of Credit may, on two (2) Business Days' prior written notice to Administrative Agent, be amended, renewed or reissued for additional periods or amounts or other terms in Administrative Agent's discretion, so long as Borrower gives Administrative Agent reasonable notice of Borrower's intention to have the Letters of Credit renewed or reissued and provided that the Revolving Loan Termination Date has, if required, been extended by Lenders and no Default or Event of Default has occurred and is then continuing. Prior to the issuance of any Letter of Credit, Borrower will, upon request by Administrative Agent, execute and deliver to Administrative Agent the Administrative Agent's standard letter of credit agreement(s).

                  (B) Without limiting any rights Lenders may have upon payment of any draft issued under or purporting to have been issued under any Letter of Credit, each amount paid by Administrative Agent on account of any draft issued under or purporting to have been issued under any Letter of Credit shall be deemed a cash advance under the Revolving Loan in an amount equal to the amount paid on account of such drafts, and the principal amount of the Revolving Loan then outstanding shall be increased, and the Letter of Credit Exposure shall be decreased, by such amount.

                  (C) The aggregate of (i) the Letter of Credit Exposure, and
(ii) the outstanding principal balance of the Revolving Loan, shall not, at any time, exceed the Line Limit.

                  (D) On the fifteenth (15th) day of the month following the end of each fiscal quarter in each fiscal year of Borrower, in arrears, Borrower agrees to pay to Administrative Agent (for the sole account of Administrative Agent), a "facing" fee equal to one-tenth (1/10%) percent per annum of the face amount of any Letter of Credit, and issuance fees to Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share) equal to three-quarters (3/4%) percent per annum of the face amount of Letters of Credit. The facing fee and the issuance fee referred to in this Subparagraph shall be calculated daily, for the actual number of days elapsed, on the basis of a year of three hundred sixty (360) days. In addition, as billed by Administrative Agent, Borrower agrees to pay to Administrative Agent its additional, standard letter of credit fees for advice, amendment, confirmation, transfer and other similar letter of credit activity, as such fees are in effect from time to time. The foregoing fees shall be deemed part of the Obligations.

                  (E) With respect to each Letter of Credit issued hereunder, each Lender agrees that it is irrevocably obligated to pay to Administrative Agent, for each such Letter of Credit, such Lender's Pro Rata Share of each and every payment made or to be made by Administrative Agent under such Letter of Credit (each such payment to be made, a "LOC Contribution"). Each Lender's LOC Contribution shall be due from such Lender immediately upon, and in any event no later than the same day as, receipt of written notice (which may be sent by telex) from Administrative Agent that (i) it has made a payment or (ii) a draft has been presented purporting to be drawn on a Letter of Credit issued hereunder. Such payment shall be made at Administrative Agent's offices in Philadelphia Pennsylvania in immediately available federal funds.

                  (F) The obligation of each Lender to make its LOC Contribution hereunder is absolute, continuing and unconditional, and Administrative Agent shall not be required first to make demand upon or proceed against Borrower or any guarantor or surety, or any others liable with respect to the applicable Letter of Credit. LOC Contributions shall be made without regard to termination of this Agreement or the Commitment, the existence of a Default or an Event of Default, the acceleration of the Obligations or any other event or circumstance.

                  (G) Borrower further agrees to execute and deliver to Administrative Agent any and all instruments, agreements and documents reasonably required by Agents in connection with the issuance by Administrative Agent of Letters of Credit.

         2.5 Revolving Loan Notes. Contemporaneously herewith, to evidence the Obligations of Borrower to repay the Revolving Loan, Borrower shall execute and deliver to each Lender a Revolving Loan Note, in the principal amount of each Lender's Commitment.

         2.6 Swing Line Commitment. Subject to satisfaction of all conditions precedent to the establishment of the Revolving Loan, Swing Line Lender hereby agrees to make Swing Line Advances to or for the benefit of Borrower up to the Swing Line Commitment under the terms and subject to the conditions set forth in this Paragraph:

                  (A) Swing Line Advances (i) may be made at any time and from time to time on and after the date of this Agreement and prior to the Revolving Loan Termination Date, provided that any request for a Swing Line Advance must be made by 2:00 p.m. on the date such Swing Line Advance is required, (ii) may be made only as cash advances which shall accrue interest at the Prime Rate (and, after the occurrence and during the continuance of any Event of Default, at the Default Rate) and shall not be entitled to be converted into LIBO Rate Loans, (iii) shall not be made if the aggregate principal amount of Swing Line Advances and Swing Line Lender's Pro Rata Share of all other Obligations then outstanding, after giving effect to any requested Swing Line Advance, would exceed Swing Line Lender's Pro Rata Share or Commitment, or the aggregate of the principal amount of Swing Line Advances, after giving effect to any requested Swing Line Advance, and all other Obligations, would exceed the Cash Advance Sublimit or the Line Limit;

                  (B) Swing Line Lender shall, so long as and to the extent that amounts are available to be borrowed under the Line Limit (whether or not any conditions precedent thereto can be or are met), require each other Lender, and each other Lender hereby agrees, subject to this Subparagraph 2.6(B), on such date (which shall be a Business Day) as designated by Swing Line Lender in writing to Borrower and the other Lenders, to make a Base Rate Loan in an amount equal to such Lender's Pro Rata Percentage of the greater of the minimum amount required to be borrowed for Base Rate Loans or the amount of Swing Line Advances (rounded up to the nearest thousand dollars) specified in such notice (each a "Mandatory Loan"). If Base Rate Loans are made by Lenders other than the Swing Line Lender under the immediately preceding sentence, each such Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in same day funds, at the Administrative Agent's Philadelphia, Pennsylvania office, not later than 12:00 noon (Philadelphia time) on the Business Day next succeeding the date such notice is given. The conversion of Swing Line Advances to Base Rate Loans will not require the Borrower to comply with the conditions precedent set forth in Section 2 hereof or the notice requirements of Paragraph
2.3 hereof or require any other action on the part of Borrower. The proceeds of such Base Rate Loans shall be immediately delivered to Swing Line Lender (and not to Borrower) and applied to repay the outstanding Swing Line Advances. On the day such Base Rate Loans are made, Swing Line Lender's Pro Rata Share of Swing Line Advances shall be deemed to be paid with the proceeds of a Base Rate Loan made by the Swing Line Lender and such portion of the Swing Line Advances deemed to be so paid shall no longer be outstanding as Swing Line Advances, shall no longer be due under the Swing Line Note and shall be due under the Revolving Loan Note issued to the Swing Line Lender. If any portion of any such amount paid to the Swing Line Lender should be recovered by or on behalf of Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Paragraph 7.7 hereof. Each Lender's obligation to make any Mandatory Loan referred to in this paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) the occurrence of any Material Adverse Effect; (iv) any breach of this Agreement or any of the other Loan Documents by Borrower or any of its Subsidiaries or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing;

                  (C) In the event that any Mandatory Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Borrower), then each

Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Loan would otherwise have been made, adjusted for any principal payments received by the Swing Line Lender relating to the Swing Line Advance from Borrower on or after such date and prior to such purchase) from the Swing Line Lender, such participations in the outstanding Swing Line Advances as shall be necessary to cause such Lenders to share in such Swing Line Advances ratably based upon their respective Pro Rata Shares; provided, however, that (x) all interest payable on the Swing Line Advances shall be for the account of the Swing Line Lender until the date as of which the respective participation required to be purchased is paid and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Loan would otherwise have occurred to but excluding the date of payment for such participation, at a rate per annum equal to (I) the overnight Federal Funds Rate for the first three (3) days and (II) at the Base Rate for each day thereafter; and

                  (D) A copy of each notice given by Swing Line Lender to Lenders pursuant to this Subparagraph 2.6 shall be promptly delivered by Swing Line Lender to Administrative Agent and Borrower. Upon the making of a Base Rate Loan by a Lender pursuant to Subparagraph 2.3, the amount so funded shall become due under such Lender's Revolving Loan Note and shall no longer be owed under the Swing Line Note.

         2.7 Prepayments of Base Rate Loans. On notice to Administrative Agent by 11:00 a.m. on the day of the prepayment, which notice may be telephonic, but shall be promptly confirmed in writing on the remittance form attached hereto as Exhibit "2.7", Borrower may, at its option, prepay Base Rate Loans, in whole or in part at any time and from time to time, without premium, provided that each partial payment shall be in the minimum principal amount of Five Hundred ($500,000.00) Dollars or, if greater, in increments of One Thousand ($1,000.00) Dollars.

         2.8 Interest Rates and Payments of Interest.

                  (A) Except as provided in the next sentence of this Subparagraph 2.8(A), interest on the outstanding principal balance of the Revolving Loan shall accrue and be payable at a per annum rate equal to Base Rate. Upon receipt by Administrative Agent of at least three (3) Business Days' written, telegraphic or telephonic notice (with any such telephonic notice to be promptly confirmed in writing) from Borrower, which notice Borrower hereby agrees shall be irrevocable, Borrower may elect to have all or any portion of the then-outstanding principal balance of the Revolving Loan (in an amount not less than One Million ($1,000,000.00) Dollars, and increments of not less than Five Hundred Thousand ($500,000.00) Dollars) bear, or continue to bear, interest during the Interest Period designated by Borrower in such notice at a fixed per annum rate equal to the LIBO Rate plus one hundred ten (110) basis points. In no event shall there be more than five (5) Interest Periods at any one time outstanding with respect to the Obligations. If, at the conclusion of any Interest Period, Borrower has not elected to have all or any portion of the outstanding principal Obligations continue to bear interest at a Rate based on the LIBO Rate, such outstanding Obligations shall bear interest at the Base Rate.

                  (B) If, at any time and from time to time:

                           (1) Administrative Agent shall determine that, by reason of any circumstances affecting the London Interbank Eurodollar market, adequate means do not exist for Administrative Agent to readily ascertain a LIBO Rate to be applicable to the specified portion of the outstanding Obligations evidenced by the Revolving Loan Notes; or

                           (2) Lenders (or any of them) shall incur increased costs or reductions in the amounts received or receivable with respect to any LIBO Rate Loan, or portion thereof, because of any change since the date hereof in any applicable Law, order, guideline or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new Law, order, guideline or request including, without limitation: (x) a change in the basis of taxation or payments to any Lender of the principal or interest on the Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined in reference to, the net income or profits of a Lender pursuant to the Laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereto or therein); or (y) a change in official reserve requirements; or (z) other circumstances since the date hereof affecting Lenders or the London Interbank Eurodollar market or the position of any Lenders in such market; or

                           (3) The making or continuance of any LIBO Rate Loan becomes (x) unlawful by any Law or order, (y) impossible by compliance by any Lenders in good faith with any governmental requirement or request (whether or not having force of law), or (z) impracticable as a result of a contingency occurring after the date hereof which materially and adversely affects the London Interbank Eurodollar market;

         Administrative Agent shall give notice of such determination by telephone to Borrower. Thereafter:

                           (x) In the case of clause (B)(1) above,
         Administrative Agent shall not be obligated to honor Borrower's request that all or any portion of such outstanding principal Obligations bear interest at a Rate based on the LIBO Rate. Borrower shall nevertheless have the right at any time thereafter to submit another request that all or any portion of the outstanding Obligations evidenced by the Notes accrue interest at a Rate based on the LIBO Rate;

                           (y) In the case of clause (B)(2) above, Borrower shall pay to Administrative Agent, upon written demand therefor, such additional amounts (in the form of an increased Rate, as Administrative Agent may determine in its sole discretion) as shall be required to compensate Lenders for such increased costs or reductions in amounts received or receivable hereunder. A written notice as to the additional amounts owed to Lenders submitted to Borrower showing the basis for the calculation thereof, absent manifest error, shall be presumptively binding on Borrower; and

                           (z) In the case of clause (B)(3) above, Borrower shall be deemed to have requested that Lenders convert all LIBO Rate Loans into Base Rate Loans.

                  (C) Without limiting the generality of the foregoing or any other provision of this Agreement, Borrower shall compensate Lenders, upon written request by Administrative Agent, for all losses, expenses and liabilities (including, without limitation, any interest paid by Lenders to lenders of funds borrowed by Lenders to make or carry LIBO Rate Loans and any loss sustained by Lenders in connection with the redeployment of such funds, but excluding any loss of margin) which Lenders may sustain with respect to such LIBO Rate Loans:

                           (1) If, for any reason other than a default or error by Lenders, a borrowing of any LIBO Rate Loan does not occur on a date specified therefor by Borrower or a successive Interest Period does not commence after notice thereof is given by Borrower; or

                           (2) If any prepayment or repayment or conversion of any LIBO Rate Loan occurs on a date which is not the last day of the applicable Interest Period; or

                           (3) As a consequence of any failure by Borrower to repay such LIBO Rate Loan when required by the terms of this Agreement;

         It being understood that such compensation shall be equal to the amount of interest which would have accrued on the amount of principal prepaid, not repaid, converted or not borrowed for the period from the date of such prepayment, repayment, conversion or failure to borrow or repay to the last day of the then current Interest Period for the relevant LIBO Rate Loan (or, in the case of a failure to borrow, the Interest Period for such LIBO Rate Loan which would have commenced on the date of such failure to borrower) at the applicable rate of interest for such LIBO Rate Loan minus any amount which Lenders, in its sole and absolute discretion, determines is realizable upon redeployment of such funds.

                  (D) Notwithstanding anything to the contrary set forth in Paragraph 2.6 of the Agreement, upon the occurrence of an Event of Default, at Administrative Agent's option, but no later than the end of the applicable Interest Period(s), all LIBO Rate Loans shall be converted to Base Rate Loans.

                  (E) Interest on the outstanding principal balance of the Swing Line Commitment shall accrue at the variable per annum rate equal to the Prime Rate.

                  (F) After the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loans shall accrue and be payable, on demand, at the Default Rate.

                  (G) Each time the Federal Funds Rate or the Prime Rate shall change, the Base Rate, if applicable (or its corresponding Default Rate, if applicable) and the Rate applicable to the Swing Line Commitment shall change contemporaneously with such change. Interest accrued on Base Rate Loans or Swing Line Loans shall be due and payable monthly, in arrears, on the fifteenth (15th) day of each month, commencing on the fifteenth (15th) day of the month following Closing. Interest accrued on LIBO Rate Loans shall be due and payable, in arrears, on the last day of the Interest Period for such LIBO Rate Loan and, with respect to LIBO Rate Loans for which a six (6) month Interest Period has been selected, on the ninetieth (90th) day of such Interest Period, and on the last day of such Interest Period.

                  (H) If, at any time, any of the Rates or the Default Rate shall be finally determined by any Court of competent jurisdiction, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as such Rate(s) would be deemed excessive, application thereof shall be suspended and there shall be charged in lieu thereof the maximum rate of interest permissible under such laws.

         2.9 Unused Line Fee. As part of the Obligations, Borrower shall pay to Administrative Agent (for the account of Lenders in accordance with their respective Pro Rata Shares), on the first day of each quarter (in respect of the prior quarter's Revolving Loan activity) in each fiscal year of Borrower, an unused line fee (the "Unused Line Fee") computed at the per annum rate equal to 1/8th of 1% of the average daily amount by which the Line Limit exceeds outstanding cash advances and Letter of Credit Exposure under the Revolving Loan from and after the date of this Agreement. The Unused Line Fee shall be calculated daily, for the actual number of days elapsed, on the basis of a year of three hundred sixty (360) days.

         2.10 Reduction of Commitments. Borrower may, upon three (3) Business Days' written, irrevocable notice to Administrative Agent, ratably (based on the Lenders' respective Pro Rata Shares) reduce the Commitments of the Lenders from time to time by an aggregate amount of at least One Million ($1,000,000.00) Dollars so long as, immediately after such reduction (i) the aggregate outstanding Obligations shall not exceed the Line Limit (after giving effect to the requested reduction in each Lender's Commitment) and (ii) for each Lender, the outstanding Obligations owing such Lender do not exceed the amount of such Lender's Commitment.

         2.11 Payment to Lenders; Charge to Accounts.

                  (A) All payments of interest on and principal of the Loans, all fees and all other sums payable to Lenders hereunder shall be paid directly to Administrative Agent (for the account of all Lenders in accordance with their respective Pro Rata Shares) in immediately available funds, in such currency of the United States of America as is, at the time of payment, legal tender for the payment of public and private debts. Administrative Agent shall send Borrower statements of all amounts due hereunder for interest, principal and fees, which statements shall be considered correct and presumptively binding on Borrower unless Borrower notifies Administrative Agent to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.

                  (B) Borrower hereby authorizes any Agent (on behalf of all Lenders) to charge principal, interest, charges, taxes, expenses and all other amounts payable by Borrower hereunder to any deposit or other account of any nature including, without limitation, any certificate of deposit of Borrower maintained with such Agent; provided, however, that while such charges for principal and interest shall be without notice or demand, any other charges shall be after five (5) days notice to Borrower and demand for payment.

         2.12 Capital Adequacy. If any future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which a Lender allocates capital resources to its commitments (including its Commitment hereunder), and as a result thereof, in the opinion of such Lender, the rate of return on such Lender's capital with regard to the Revolving Loan is reduced to a level below that which that Lender could have achieved but for such circumstances, then in such case and upon notice from such Lender to Borrower, from time to time, Borrower shall pay such Lender such additional amount or amounts as shall compensate such Lender for such reduction in that Lender's rate of return. Such notice shall contain the statement of such Lender with regard to any such amount or amount which shall, in the absence of manifest error, be presumptively binding upon Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it deems applicable.

         SECTION 3. CONDITIONS PRECEDENT.

         The obligations of Lenders to enter into this Agreement, are subject to the following conditions precedent (all instruments, agreements and documents to be in form and substance satisfactory to Lenders and their counsel):

         3.1 Documents Required for the Closing. Borrower shall have either duly executed and/or delivered to Administrative Agent the following:

                  (A) The Revolving Loan Notes;

                  (B) The Swing Line Note;

                  (C) A certified (as of the date of the Closing) copy of resolutions of Borrower's board of directors authorizing the execution, delivery and performance of this Agreement, the Notes and each other document to be delivered pursuant hereto;

                  (D) A certified (as of the date of the Closing) copy of Borrower's by-laws;

                  (E) A certificate (dated the date of the Closing) of Borrower's corporate secretary as to the incumbency and signatures of the officers of Borrower signing this Agreement, the Notes and each other document to be delivered pursuant hereto;

                  (F) A copy, certified as of the most recent date practicable by the Secretary of the State of Delaware, of Borrower's certificate of incorporation, together with a certificate (dated the date of the Closing) of Borrower's corporate secretary to the effect that such certificate of incorporation has not been amended since the date of the aforesaid certification;

                  (G) Certificates, as of the most recent dates practicable, of the Secretary of State of Delaware, the Secretary of the Commonwealth of Pennsylvania and the department of revenue or taxation of such states, as to the good standing of Borrower;

                  (H) A Surety Agreement (the "Surety Agreement") pursuant to which EARS shall guarantee, as a surety, the Obligations;

                  (I) A certified (as of the date of the Closing) copy of resolutions of EARS' board of directors authorizing the execution, delivery and performance of the Surety Agreement and each other document to be delivered by EARS pursuant hereto or thereto;

                  (J) A certified (as of the date of the Closing) copy of EARS' by-laws;

                  (K) A certificate (dated the date of the Closing) of EARS' corporate secretary as to the incumbency and signatures of the officers of EARS signing the Surety Agreement and each other document to be delivered by EARS pursuant hereto or thereto;

                  (L) A copy, certified as of the most recent date practicable by the Secretary of the State of Delaware, of EARS' certificate of incorporation, together with a certificate (dated the date of the Closing) of EARS' corporate secretary to the effect that such certificate of incorporation has not been amended since the date of the aforesaid certification;

                  (M) A written opinion of counsel to Borrower and EARS, dated the date of the Closing and addressed to Lenders;

                  (N) A certificate, dated the date of the Closing, signed by the President or Treasurer of Borrower and to the effect that:

                           (1) The representations and warranties set forth within Section 5 are true as of the date of the Closing; and

                           (2) No Default or Event of Default has occurred as of such date; and

                  (O) Copies of all Consignment Agreements and any amendments thereto; and

                  (P) Copies of all documents evidencing the terms and conditions of any Indebtedness specified as Subordinated Indebtedness.

         3.2 Continuing Representations.

                  (A) Each request for a disbursement under the Revolving Loan or for the issuance of the Letter of Credit shall constitute a representation by Borrower to the effect that:

                           (1) As of the date thereof, no Default or Event of Default has occurred and is continuing; and

                           (2) No Material Adverse Effect shall have occurred since Closing.

         3.3 Certain Events. At the times of the Closing, and each subsequent disbursement under the Revolving Loan or the issuance of a Letter of Credit:

                  (A) No Default or Event of Default shall have occurred and be continuing; and

                  (B) No Material Adverse Effect shall have occurred since Closing.

         SECTION 4. REPRESENTATIONS AND WARRANTIES.

         4.1 Corporate Existence, etc. To induce Lenders to enter into this Agreement, Borrower represents and warrants to Lenders as follows:

                  (A) Borrower is a corporation duly organized validly existing and in good standing under the Laws of the State of Delaware; Borrower has the lawful power to own its properties and to engage in the business it conducts, and is duly qualified and in good standing as a foreign corporation in the Commonwealth of Pennsylvania and such other jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary, except where the failure to so duly qualify would not have a Material Adverse Effect; the addresses of all places of business of Borrower are as set forth on Exhibit 4.1(A) attached hereto; and Borrower has not changed its name, been the surviving corporation in a merger, acquired any business (other than the business of a former subsidiary and of substantially all of the operations and Inventory of Gemstone Jewelry and Weaver's Gems and Minerals) for cash consideration in excess of One Million ($1,000,000.00) Dollars, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof;

                  (B) Borrower is not in default under any Consignment Agreement or with respect to any of its other existing Indebtedness for borrowed money, and the making and performance of this Agreement and the Notes will not (immediately, with the passage of time, or with the giving of notice and the passage of time):

                           (1) Violate the charter or by-law provisions of Borrower or, in any material respect, violate any laws or result in a default under any material contract, agreement or instrument to which Borrower is a party or by which Borrower or its property is bound; or

                           (2) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of Borrower;

                  (C) Borrower has the power and authority to enter into and perform this Agreement and the Notes and to incur the Obligations herein and therein provided for and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Notes;

                  (D) This Agreement is, and the Notes when delivered will be, valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting the enforcement of creditors' rights in general; provided, however, that such laws will not materially interfere with the practical realization of the benefits intended to be provided by this Agreement, the Notes and related instruments, agreements and documents;

                  (E) Except as disclosed in Exhibit 4.1(E), attached hereto and made a part hereof, there is no pending order, notice, claim, litigation, proceeding or investigation against or affecting Borrower, not covered by insurance, that would involve the payment of One Hundred Thousand ($100,000.00) Dollars or more if adversely determined;

                  (F) Borrower has good and marketable title to all of its properties and assets, subject to no security interest, encumbrance or lien, or the claim of any third Person, except for Permitted Liens;

                  (G) The Financial Statements, including any related schedules and notes appended thereto, have been prepared in accordance with GAAP (subject, in the case of interim Financial Statements, to year-end audit adjustments and any inconsistencies from GAAP explained therein) and fully and fairly present the financial condition of Borrower at the dates thereof and the results of operations for the periods covered thereby, and there has been no material adverse changes in the financial condition or business or Borrower from the date of the most recent Financial Statement submitted by Borrower to Lenders, to the date hereof;

                  (H) As of the date of its most recent financial statement, Borrower had no material Indebtedness of any nature, including, without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the most recent financial statements or as disclosed in or permitted by this Agreement; Borrower does not know and has no reasonable ground to know of any basis for the assertion against it as of its most recent Financial Statement of any material Indebtedness of any nature not fully reflected and reserved against in the its most recent Financial Statement;

                  (I) Except as otherwise permitted by the provisions hereof, Borrower has filed or caused to be filed all federal, state and local tax returns and other reports it is required by Laws to file prior to the date hereof and which are material to the conduct of business, and has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books;

                  (J) Except where the failure of Borrower to comply as follows would not have a Material Adverse Effect, Borrower has complied with all applicable Law with respect to: (1) any restrictions, specifications or other requirements pertaining to products that Borrower manufactures and sells or to the services it performs; (2) the conduct of its business operations; and (3) the use, maintenance and operation of the real and personal properties owned or leased by it in the operation of its business;

                  (K) No representation or warranty by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

                  (L) No consent, approval or authorization of, or filing, registration or qualification with, any Person is required to be obtained by Borrower in connection with the execution and delivery of this Agreement or the Notes or the undertaking or performance of any Obligation hereunder or thereunder;

                  (M) Borrower has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans;

                  (N) Each Employee Benefit Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code. No steps have been taken to terminate any Employee Benefit Plan, and no contribution failure has occurred with respect to any Employee Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Employee Benefit Plan which might result in the incurrence by Borrower or any member of the Controlled Group of any material liability, fine or penalty. Neither Borrower nor any member of the Controlled Group has contingent liability with respect to any post-retirement benefit under any Employee Benefit Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA. Neither Borrower nor any member of the Controlled Group currently or in the past has been a party to a "multiemployer plan" within the meaning of
Section 4001(1)(3) of ERISA;

                  (O) Borrower is and will continue to be the absolute owner or all Inventory free and clear of all Liens, other than as may be subject to a gold consignment arrangement; Borrower shall use and sell its Inventory only in the ordinary course of Borrower's business

(which shall include the sale of Inventory to any of Borrower's existing and future licensees in a manner and in volume consistent with historic levels and other wholesale sales in amounts not material) and consistent with the terms of this Agreement; and

                  (P) Borrower does not have any obligations owing whether direct, indirect, absolute or contingent to any shareholder, director, officer or executive of Borrower other than ordinary payroll which may be due.

         4.2 Survival. All of the representations and warranties set forth in this Paragraph 5 shall survive until all Obligations are satisfied in full.

         SECTION 5. BORROWER'S COVENANTS.

         5.1 Affirmative Covenants. Borrower does hereby covenant and agree with Lenders that, so long as any of the Obligations remain unsatisfied, it will comply, and it will cause its Subsidiaries to comply, with the following covenants:

                  (A) Borrower will use the proceeds of the Loans for the purposes set forth herein, and will furnish Administrative Agent such evidence as Administrative Agent may reasonably require with respect to such use;

                  (B) Borrower will furnish to (or cause to be furnished to) Administrative Agent:

                           (1) Within ninety (90) days after the close of each fiscal year occurring after the date of this Agreement: audited financial statements, prepared on a consolidated basis, together with an unqualified opinion, prepared by an independent certified public accountant selected by Borrower and acceptable to Administrative Agent, and certified by such accountants to have been prepared in accordance with GAAP and in a format comparable to prior years' statements, except for any inconsistencies explained in such certificate, which financial statements shall be accompanied by all management letters to Borrower prepared by Borrower's independent certified public accountants;

                           (2) Within forty-five (45) days after the close of the first three fiscal quarters in each fiscal year of Borrower: financial statements for such fiscal quarter, internally prepared on a consolidated basis, in accordance with GAAP, subject to year-end adjustments;

                           (3) Such data and information (financial or otherwise) as Agents may request with respect to any Consignment Agreement and the consignment of gold thereunder including, without limitation, written quarterly reports (to be delivered concurrently with delivery to Administrative Agent of Borrower's reports to furnished on

         SEC Form 10Q or, for the fourth quarter, with delivery to Administrative Agent of Borrower's annual audited financial statements) of the amount of gold consigned, the consignor of such gold, the fair market value of consigned gold, determined in accordance with the terms of any Consignment Agreement between Borrower and beneficiaries of Letters of Credit, for each day during the preceding month and a certification that all such consigned gold is "fine" gold;

                           (4) Promptly after the sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that Borrower sends or makes available to its stockholders and all registration statements and reports that Borrower files with the or any successor Person including, without limitation, reports furnished on SEC Forms 10K and 10Q;

                           (5) Within one hundred (100) days after the close of each fiscal year occurring after the date of this Agreement, an annual budget for Borrower for the next fiscal year, detailed on a quarterly basis, including, without limitation, Borrower's projected balance sheets, income statements and schedule of Capital Expenditures, together with all assumptions on which such budget and projection have been prepared;
                           (6) Within forty-five (45) days after the end of each of the first three fiscal quarters of Borrower, and within ninety (90) days after the end of each fiscal year of Borrower, a certificate signed by the President or Treasurer of Borrower, evidencing and certifying the compliance by Borrower with all financial covenants set forth in Section 5.3 hereof;

                  (C) Borrower will maintain its Assets in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the costs of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments due on such real estate. Borrower hereby agrees that, in the event it fails to pay or cause to be paid any such payment, Administrative Agent may do so after notice to Borrower and be reimbursed by Borrower therefor;

                  (D) Borrower will maintain public liability insurance and fire (flood, if applicable) and extended coverage insurance on the Assets owned by it, all in such amounts as is consistent with industry practices and with such insurers as may be satisfactory to Administrative Agent. Lenders acknowledge the Borrower is, and agree that Borrower may be, self-insured for fire and theft at its retail locations. Borrower will furnish to Administrative Agent such evidence of insurance as Administrative Agent may require. Borrower hereby agrees that, in the event it fails to pay or cause to be paid the premium on any such insurance, Administrative Agent may do so and be reimbursed by Borrower therefor;

                  (E) Collect its Accounts and sell its Inventory only in the ordinary course of business (which shall include the sale of Inventory to any of Borrower's existing licensees);

                  (F) Give prompt notice to Agents of the institution of other suit or any administrative proceeding against it that might materially and adversely affect its operations, financial condition, property or business and, on a quarterly basis, within fifteen (15) days of the end of each calendar quarter, notice of any litigation in which it is a party where the amount at issue may exceed One Hundred Thousand ($100,000.00) Dollars;

                  (G) Borrower will pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon Borrower or on any of its property or which it is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on their books. Borrower shall, however, pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any Lien that attaches (or security therefor) appears imminent;

                  (H) Borrower will take all necessary steps to preserve its corporate existence and franchises, except where the failure to do so will not have a Material Adverse Effect, and Borrower will comply with all material agreements to which it is subject and with all present and future Laws applicable to it in the operation of its business including, if applicable and without limitation, the Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect;

                  (I) Within five (5) days of Administrative Agent's request therefor, Borrower will furnish Administrative Agent with copies of federal income tax returns filed by Borrower;

                  (J) Borrower will pay when due (or within applicable grace periods) all Indebtedness due third Persons, except when the amount thereof is being contested in good faith, by appropriate proceedings and with adequate reserves therefor being set aside on the books of Borrower. If Borrower shall be in default in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness aggregating in excess of One Hundred Thousand ($100,000.00) Dollars, Administrative Agent shall have the right, in its discretion, to pay such interest or principal for the account of Borrower as part of the Revolving Loan and be reimbursed by Borrower therefor on demand;

                  (K) Borrower will notify Agents immediately if it becomes aware of the occurrence of any Default or Event of Default or of the failure of Borrower to observe any of its undertakings hereunder;

                  (L) Borrower will maintain its primary deposit accounts with a Lender or Lenders;

                  (M) Borrower shall give prompt notice to Administrative Agent of any change in the location of its chief executive office and, on a quarterly basis (within forty-five (45) days of the end of each quarter for the first three quarters in each fiscal year of Borrower, and within ninety (90) days of the end of each fiscal year of Borrower for the fourth quarter of each fiscal year), Borrower will notify Administrative Agent of any change in the location of any of its other places of business or of the establishment of any new, or the discontinuance of any existing, places of business;

                  (N) Keep complete and accurate Records (including all books of original and final entry, computer programs, software, stored material and data banks associated with or arising out of its business, operations and/or record keeping). Borrower shall permit Agents, their officers, employees, designees and agents designated by Agents, to have access to, audit, inspect, and make copies of or extracts from all of Borrower's books and Records including, without limitation, all journals, orders, receipts and correspondence and any other books and Records pertaining to Borrower's business which Agents may request and shall cause all Persons, including computer service bureaus, bookkeeping services, accountants, auditors and the like, to make all such books and Records in their possession available to Agents, their officers, employees, designees and agents, and in the Event of Default and if deemed necessary by Agents, in Agents' sole discretion, Agents may remove them from Borrower's place of business or any other place where the same may be found for the purposes of examining, auditing or reproducing the same. Any books or Records so removed by Agents shall be returned by Agents as soon as Agents shall have completed their inspection, audit or reproduction thereof. Absent the existence of any Default or Event of Default, access to Borrower's books and records, and the rights of inspection as set forth in this Subparagraph, shall be on reasonable notice to Borrower; after the occurrence and during the continuance of any Default or Event of Default, such access and inspection rights shall be without hindrance or delay, at such times as Agents deem appropriate and without prior notice to Borrower;

                  (O) Agents and their agents and representatives shall have the right upon demand now and at any time or times hereafter during Borrower's usual business hours to inspect and examine Inventory, and Records and to check and test the same as to quality, quantity, value and condition. After the occurrence and during the continuance of any Default or Event of Default, Borrower shall reimburse Agents, promptly, after demand, for all of their reasonable costs and expenses in connection with the exercise of its audit and inspection rights hereunder;

                  (P) Borrower will, to the extent applicable: (a) make all contributions to, and payments from, the Employee Benefit Plans when they are required to be made in accordance with the Employee Benefit Plans and, when applicable, Section 302 of ERISA; (b) furnish Administrative Agent, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all such Employee Benefit Plans, or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Employee Benefit Plans, and (c) promptly advise Administrative Agent of the occurrence of any "reportable event" as defined in Section 4043 of ERISA or "prohibited transaction" as defined in
Section 406 of ERISA, with respect to any such Employee Benefit Plan(s) and the action it proposes with respect thereto; and

                  (Q) A1l Inventory is now and shall hereafter be owned by Borrower, free from all Liens, except for the interests of any gold consignors who are beneficiaries of Letters of Credit and holders of Permitted Liens.

                  (R) Within sixty (60) days after the date hereof, Borrower shall deliver to Administrative Agent pro forma financial statements for Borrower reflecting the consummation of the proposed acquisition by Borrower of certain assets of Gold and Silver, Inc. Without limiting the generality of the immediately preceding sentence, Borrower shall promptly provide to Administrative Agent such information as Administrative Agent or any Lender may reasonably request with respect to Borrower's acquisition of the assets of Gold and Silver, Inc.

         5.2 Negative Covenants. Without the prior written consent of Administrative Agent, Borrower will not:

                  (A) Change its name, enter into any merger (unless Borrower is the surviving entity in any such merger) or consolidation;

                  (B) Sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business which shall include transactions with licensees and wholesales sales in amounts not material so long as those transactions are not materially different in nature from prior ordinary and regular transactions with existing licensees) any material part of its Assets;

                  (C) Mortgage, pledge, grant or permit to exist a Lien upon any of its Assets of any kind, real or personal, tangible or intangible, now owned or hereafter acquired, except for Permitted Liens, or sign or file, or permit to be signed or filed, under the Uniform Commercial Code of any jurisdiction, any financing statement which names Borrower as debtor, or sign, or permit to be signed, any security agreement authorizing any secured party thereunder to file any such financing statement; without limiting the generality of any of the foregoing, Borrower shall not sign, execute or agree to any agreement or negative pledge, except in favor of Lenders, whereby Borrower agrees not to mortgage, pledge, grant or permit to exist a security interest in or lien upon any of its assets of any kind, real or personal, tangible or intangible, now owned or hereafter acquired;

                  (D) Become liable, directly or indirectly, as guarantor, surety, endorser or otherwise for any obligation of any other person, except for endorsement of commercial paper for deposit or collection in the ordinary course of business;

                  (E) Incur, create, assume or permit to exist any Indebtedness except (i) the Obligations, (ii) existing indebtedness set forth in the Financial Statements, (iii) trade indebtedness incurred in the ordinary course of business (iv) contingent Indebtedness permitted by this Agreement and (v) Indebtedness secured by Permitted Liens;

                  (F) Acquire (in one transaction or in a series of transactions) stock in, or all or substantially all of the assets of, any Person engaged primarily in any business or business activity other than the business currently conducted by Borrower and the business activities reasonably incidental thereto and, make any such acquisition(s) for assets or stock having a value in excess of Three Million ($3,000,000.00) Dollars in the aggregate; provided, however, Lenders hereby waive the aforementioned Three Million ($3,000,000.00) Dollar threshold with respect to Borrower's proposed acquisition of certain assets of Gold and Silver, Inc. Borrower has represented to Lenders that the purchase price for such acquisition will be approximately Eight Million ($8,000,000.00) Dollars;

                  (G) Declare or pay any dividends, or make any other payment or distribution on account of its capital stock if at the time of such declaration, payment or distribution there exists any Default or Event of Default, so long as such declaration, payment or distribution is not in violation of applicable Law and the making of the same will not constitute any Default or Event of Default;

                  (H) Redeem, purchase or retire any of its capital stock, except pursuant to the Piercing Pagoda, Inc. Employee Stock Purchase Plan absent the existence of any Default or Event of Default;

                  (I)      Prepay any Subordinated Indebtedness;

                  (J)      Enter into a sale-leaseback transaction;

                  (K) Furnish to any Lender (or Agent) any certificate or other document that contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished; or

                  (L) Directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

         5.3      Financial Covenants.

                  (A) Borrower's ratio of Average Four Quarter Maximum Funded Debt to the rolling aggregate four quarters EBIDTA shall not be greater than as set forth below as of each date set forth opposite such ratio:

                           Date             Ratio
                           ----             -----

                           03/31/97         3.75 to 1.00
                           06/30/97         4.00 to 1.00
                           09/30/97         4.00 to 1.00
                           12/31/97         4.00 to 1.00
                           03/31/98         3.75 to 1.00
                           06/30/98         3.75 to 1.00
                           09/30/98         3.75 to 1.00
                           12/31/98         3.75 to 1.00
                           03/31/99         3.65 to 1.00
                           06/30/99         3.65 to 1.00
                           09/30/99         3.65 to 1.00
                           12/31/99         3.65 to 1.00
                           03/31/00         3.65 to 1.00

                  (B) Borrower's Current Ratio shall not be less than as set forth below as of each date set forth opposite such ratio:

                           Date             Ratio
                           ----             -----
                           03/31/97         1.05 to 1.00
                           06/30/97         1.05 to 1.00
                           09/30/97         1.05 to 1.00
                           12/31/97         1.25 to 1.00
                           03/31/98         1.25 to 1.00
                           06/30/98         1.20 to 1.00
                           09/30/98         1.15 to 1.00
                           12/31/98         1.35 to 1.00
                           03/31/99         1.30 to 1.00
                           06/30/99         1.30 to 1.00
                           09/30/99         1.25 to 1.00
                           12/31/99         1.40 to 1.00
                           03/31/00         1.40 to 1.00

                  (C) Borrower's ratio of Funded Debt to Capitalization shall not be greater than as set forth below as of each date set forth opposite such ratio:

                           Date             Ratio
                           ----             -----

                           03/31/97         0.70 to 1.00
                           06/30/97         0.70 to 1.00
                           09/30/97         0.75 to 1.00
                           12/31/97         0.55 to 1.00
                           03/31/98         0.65 to 1.00
                           06/30/98         0.65 to 1.00
                           09/30/98         0.70 to 1.00
                           12/31/98         0.55 to 1.00
                           03/31/99         0.65 to 1.00
                           06/30/99         0.65 to 1.00
                           09/30/99         0.65 to 1.00
                           12/31/99         0.55 to 1.00
                           03/31/00         0.55 to 1.00

         SECTION 6.  DEFAULT.

         6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

                  (A) Borrower shall fail to pay when due any installment of principal or interest payable hereunder or any Obligation and such failure shall continue for a period of three (3) Business Days from the date Administrative Agent furnishes notice of default to Borrower;

                  (B) Borrower shall fail to perform, comply with or observe any term, covenant (including any financial covenant) Obligation contained in this Agreement or under any other agreement between Borrower and Lenders, or any of them, and such failure shall continue for thirty (30) calendar days or, if such failure is curable, but cannot be cured within thirty (30) days, within such longer period of time as may be reasonably necessary to cure such default, provided Borrower is diligently pursuing same to completion, after: (1) notice of such failure is received by Borrower; or (2) Administrative Agent is notified of such failure or should have been so notified pursuant to the provisions of Paragraph 5.1(K), whichever is earlier. Borrower acknowledges that, notwithstanding the foregoing, with respect to a violation of any of the covenants set forth at Subparagraph 5.1(B) of this Agreement, Borrower shall have a ten (10) day grace period within which to cure any such violation, and no cure period shall be available for any violation of any of the covenants set forth at Paragraphs 5.2 and 5.3 of this Agreement;

                  (C) Borrower shall fail to pay any Indebtedness in excess of One Hundred Thousand ($100,000.00) Dollars due any third Persons and such failure shall continue beyond any applicable grace period, or Borrower shall suffer to exist any other event of default under any agreement binding Borrower, if any such other event of default could have a Material Adverse Effect;

                  (D) Any financial statement, representation, warranty, statement or certificate made or furnished by Borrower to Administrative Agent or any Lender in connection with this Agreement, or as inducement to Lenders to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Lenders, shall be materially false, incorrect, or incomplete when made;

                  (E) Borrower shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its or any of its creditors;

                  (F) The commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower's debts under the Bankruptcy Code or any other state or federal law now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided, however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lenders shall not be obligated to make any loans, advances or extensions of credit hereunder, and Administrative Agent (on behalf of all Lenders) will seek adequate protection in any bankruptcy proceeding;

                  (G) A receiver or trustee shall be appointed for Borrower or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower, or Borrower shall discontinue business or materially change the nature of its business; provided, however, that Borrower shall have thirty (30) days to obtain the discharge of any such receiver or trustee or proceedings, it being understood that during such thirty (30) day period, Lender shall not be obligated to make any loans, advances or extensions of credit hereunder;

                  (H) Borrower shall suffer final judgments for payment of money aggregating in excess of One Hundred Thousand ($100,000.00) Dollars and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed;

                  (I) A judgment creditor of Borrower with a claim in excess of One Hundred Thousand ($100,000.00) Dollars shall obtain possession of any of the Assets of Borrower by any means, including, but without limitation, levy, distraint, replevin or self-help;

                  (J) The occurrence of one or more of the following: (a) the institution of any steps by Borrower, any member of its Controlled Group, the PBGC or any other Person to terminate an Employee Benefit Plan if, as a result of such termination, such Borrower or any such member could be required to make a contribution to an Employee Benefit Plan, or could reasonably expect to incur a liability or obligation to such Employee Benefit Plan; or (b) a contribution failure occurs with respect to an Employee Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA;

                  (K) Any obligee of Subordinated Indebtedness shall fail to comply with the subordination provisions of the instruments evidencing such Subordinated Indebtedness;

                  (L) The payment by Administrative Agent on account of drafts aggregating in excess of One Hundred Thousand ($100,000.00) Dollars issued under or purporting to have been issued under any Letter of Credit to support Consignment Agreements; and

                  (M) The validity or enforceability of this Agreement or the Note shall be contested by Borrower or any stockholder of Borrower, or Borrower shall deny that it has any or further liability or obligation hereunder or thereunder.

         6.2      Rights and Remedies on Default.

                  (A) In addition to all other rights, options and remedies granted or available to Administrative Agent or other Lenders under this Agreement or the other Loan Documents, or otherwise available at law or in equity, Administrative Agent may, in its discretion, and Required Lender shall have the right to cause Administrative Agent (by written notice to Administrative Agent), to withhold or cease making any loans, advances or extensions of credit under the Revolving Loan, upon or at any time after the occurrence and during the continuance of an Event of Default.

                  (B) In addition to all other rights, options and remedies granted or available to Administrative Agent under this Agreement or the other Loan Documents, Administrative Agent may, in its discretion, and Required Lender shall have the right cause Administrative Agent (by written notice to Administrative Agent), upon or at any time after the occurrence and during the continuance of an Event of Default terminate the Revolving Loan and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it being understood, acknowledged and agreed that the occurrence of any of the Events of Default set forth in 6.1(E), (F) or (G) shall automatically cause an acceleration of the Obligations).

         6.3      Set-Off.

                  (A) If any bank account of Borrower or EARS with Administrative Agent or any other Lender or any participant of a Lender is attached or otherwise liened or levied upon by any third Person, Administrative Agent or such other Lender (and such participant) shall have and be deemed to have, without notice to Borrower or EARS, the immediate right of set-off and may apply the funds or amount thus set-off against any of the Obligations.

                  (B) In addition to the rights set forth at Subparagraph 6.3(A) above, if an Event of Default shall have occurred and be continuing and the Obligations become due and payable, each Lender (and any participant of any Lender to the extent permitted by applicable Law) is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other debt at any time owing by such Lender to or for the credit or the account of Borrower against any of and all of the Obligations, irrespective of whether such Lender shall have made any demand hereunder and although such Obligations may be unmatured. The rights of each Lender under this Subparagraph are in addition to other rights and remedies (including other rights of setoff) that such Lender has or may have.

         6.4 Lien on Inventory of Borrower. Without in any way limiting any rights or remedies which may be available to Administrative Agent or any other Lender upon the occurrence of any Default or Event of Default including, without limitation, an Event of Default arising by virtue of the payment on account of any Letter of Credit supporting a Consignment Agreement, Borrower acknowledges and agrees that upon the payment by Administrative Agent of any draft drawn on a Letter of Credit, Borrower shall grant to Administrative Agent (for the ratable benefit of all Lenders and as a collateral agent) a Lien on all existing and future Inventory of Borrower, wherever located, and the Cash and Noncash Proceeds thereof, and shall promptly upon demand execute and/or deliver such instruments, agreements and documents (including, without limitation, security agreements and UCC-1 financing statements) as Administrative Agent may require to receive a perfected Lien on such Inventory and Proceeds. Borrower shall pay, on demand, all costs and expenses in connection with the granting to Administrative Agent of a Lien on its Inventory and Proceeds, and the perfection of such Lien.

         SECTION 7.  AGENTS.

         As between Administrative Agent and each Agent, on one hand, and Lenders, on the other hand, Administrative Agent, Agent and each Lender, who are now or shall become parties to this Agreement, agree as follows (with the consent and approval of Borrower):

         7.1 Appointment and Authorization. Each Lender, and each subsequent holder of a Revolving Loan Note by its acceptance thereof, hereby irrevocably appoints and authorizes Agents and Administrative Agent to take such action on its behalf and to exercise such powers under this Agreement as are respectively delegated to Agents and Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agents and Administrative Agent will handle all transactions relating to the Loans, Letters of Credit and all other Obligations, including, without limitation, all transactions with respect to this Agreement, the Loan Documents and all related documents in accordance with its and their usual banking practices. Borrower is hereby authorized by Lenders to deal with Agents and Administrative Agent in all transactions which affect Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies respectively, accorded to Agents and Administrative Agent hereunder shall be exercised by Agents and Administrative Agent on behalf of all Lenders.

         7.2 General Immunity. In performing their respective duties as Agents and Administrative Agent hereunder, Agents and Administrative Agent will take the same care as they take in connection with loans in which they alone are interested. However, neither Agents nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them hereunder or in connection herewith except to the extent any such action or omission results from their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agents at the direction of Required Lenders.

         7.3 Consultation with Counsel. Administrative Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agents and Administrative Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         7.4 Documents. Agents and Administrative Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes or any other instrument or document furnished pursuant hereto or in connection herewith, and Agents and Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, Agents and Administrative Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document. Agents shall promptly furnish to Lenders copies of all notices and financial statements received from Borrower hereunder.

         7.5 Rights as a Lender. With respect to their applicable Pro Rata Share, Agents and Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though they were not Agents Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agents and Administrative Agent in their individual capacity. Subject to the provisions of this Agreement, Agents and Administrative Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrower and its Affiliates as if they were not Agents or Administrative Agent.

         7.6 Responsibility of Agents and Administrative Agent. It is expressly understood and agreed that the obligations of Agents and Administrative Agent hereunder are only those expressly set forth in this Agreement and no others. Administrative Agent shall be entitled to assume that no Default or Event of Default, has occurred and is continuing, unless Administrative Agent has actual knowledge of such fact. Except to the extent Administrative Agent is required by Lenders pursuant to the express terms hereof to take a specific action, Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Administrative Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Administrative Agent and Lenders that

Administrative Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of Borrower, except as Administrative Agent in its sole discretion deems appropriate or, after the occurrence and during the continuance of any Event of Default, as required by Required Lenders. The relationship between Administrative Agent and each Lender is and shall be that of Administrative Agent and principal only and nothing herein shall be construed to constitute Administrative Agent a joint venturer with any Lender, a trustee or fiduciary for any Lenders or for the holder of a participation therein nor impose on Administrative Agent duties and obligations other than tose set forth herein.

         7.7      Collections and Disbursements.

                  (A) Administrative Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all fees, charges or other amounts due under this Agreement and the Loan Documents, and Administrative Agent will promptly remit to each Lender, according to its applicable Pro Rata Share, all such payments actually received by Administrative Agent (subject to any required clearance procedures) in accordance with the settlement procedures established by Administrative Agent from time to time.

                  (B) If any such payment received by Administrative Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from Administrative Agent, promptly pay over to Administrative Agent its Pro Rata Share of the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

                  (C) All payments by Administrative Agent and Lenders to each other hereunder shall be in immediately available funds. Administrative Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Loans, in a manner customary to Administrative Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. Administrative Agent may treat the payee of any Revolving Credit Note as the holder thereof until written notice of the transfer thereof shall have been received by Administrative Agent. In the event that any Lender shall receive any payments in reduction of the Loans in an amount greater than its applicable Pro Rata Share in respect of indebtedness to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust for Administrative Agent (on behalf of all other Lenders) and shall promptly remit to Administrative Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Share. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Share, the Lender having a greater share of any payment(s) than its applicable Pro Rata Share shall acquire a participation in the applicable Pro Rata Share of the other Lenders as determined by Administrative Agent.

         7.8 Indemnification. Lenders hereby each indemnify Agents, Administrative Agent, its and their shareholders, officers, directors, agents, attorneys and employees ratably according to the respective amounts of each Lender's Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agents or Administrative Agent (or any such party) in any way relating to or arising out of this Agreement, or any other Loan Document, any of the transactions described or contemplated herein or any action taken or omitted by Agents or Administrative Agent (or any such party) under or related to this Agreement or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agents or Administrative Agent's gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agents or Administrative Agent at the direction of Required Lenders. Administrative Agent shall have the right to deduct, from any amounts to be paid by Administrative Agent to any Lender hereunder, any amounts owing to Administrative Agent by such Lender by virtue of this Section.

         7.9      Expenses.

                  (A) All reasonable out-of-pocket expenses incurred by Agents or Administrative Agent and not reimbursed on demand by Borrower, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination work-out, forbearance and enforcement of the Loans (including, without limitation, audit expenses, counsel, consultant and expert fees and expenditures to protect, preserve and defend Administrative Agent's and each Lender's rights and interest under the Loan Documents), shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Share.

                  (B) Administrative Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Administrative Agent for such costs or expenses.

         7.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the other Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agents or Administrative Agent. Each Lender has analyzed and considered all tax and credit implications of such transactions. Each Lender shall continue to make its own analysis and evaluation of Borrower. Agents and Administrative Agent make no representations or warranties and assume no responsibility with respect to the financial condition of Borrower, the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrower; or the sufficiency authenticity, legal effect, validity or enforceability of the Loan Documents. Agents and Administrative Agent assume no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrower of any obligation under the Loan Documents.

         7.11 Reporting. During the term of this Agreement, Administrative Agent will promptly furnish each Lender with copies of all financial statements of Borrower to be delivered or obtained hereunder and such other financial statements and reports and other information as any Lender may reasonably request. Administrative Agent will immediately notify Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

         7.12 Removal of Administrative Agent. Administrative Agent may resign at any time upon giving thirty (30) days prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed as Administrative Agent hereunder upon the written consent of all Lenders exclusive of Administrative Agent upon the following: (a) final determination by a court of competent jurisdiction of gross negligence or willful misconduct by Administrative Agent in the performance of Administrative Agent's duties or responsibilities under this Agreement; or (b) if a receiver, trustee or conservator is appointed for Administrative Agent or any state or federal regulatory authority assumes management or control of Administrative Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Administrative Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Administrative Agent, Lenders (exclusive of Administrative Agent) shall have the right to appoint a successor Administrative Agent by majority vote of the other Lenders (based upon the Pro Rata Shares of the other Lenders). Upon the acceptance of the appointment as a successor Administrative Agent hereunder by such successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.

         7.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Administrative Agent is authorized to act or withhold action by direction of Lenders (or, if applicable, Required Lenders), Administrative Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lenders (or, if applicable, Required Lenders). Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Credit Notes.

         7.14 Several Obligations. The obligation of each Lender is several, and neither Administrative Agent nor any other Lender shall be responsible for the obligation and commitment of any other Lender.

         7.15       Consent of Lenders.

                    (A) Except as expressly provided herein, Administrative Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including, without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including, without limitation, the credit judgment with respect to the making of Advances and the determination as to the basis on which and extent to which Advances may be made.

                    (B) Notwithstanding anything to the contrary contained in Subparagraph 7.15(A) above, Administrative Agent shall not without the prior written consent of all Lenders: (i) extend any payment date under the Revolving Loan Notes or extend the Revolving Loan Termination Date, (ii) reduce any interest rate applicable to the Loans, (iii) waive any condition precedent to an advance, (iv) amend the definition of Required Lenders, (v) increase the Line Limit, the Cash Sublimit or the Letter of Credit Sublimit, (vi) release any collateral security for the Obligations or (vii) amend this Subparagraph 7.15(B).

                    (C) Notwithstanding anything to the contrary contained in Subparagraphs 7.15(A) and (B) above, Administrative Agent shall not, without the prior written consent of the Required Lenders, amend or waive compliance with any financial covenant set forth in Paragraph 5.3 of this Agreement.

                    (D) After an acceleration of the Obligations, Administrative Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders and, unless otherwise directed by Required Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under the Loan Documents and available at law or in equity to protect the rights of Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions brought against Borrower or to collect the obligations, or defending any and all actions brought by Borrower or other Person; or incurring expenses or otherwise making expenditures to protect the Loans or Lenders' rights or remedies.

                    (E) To the extent Administrative Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Administrative Agent desires to take, if any Lender fails to notify Administrative Agent, in writing, of its consent or dissent to any request of Administrative Agent hereunder within seven (7) Business Days of such Lender's receipt of such request, such Lender shall be deemed to have given its consent thereto.

         7.16 Participations and Assignments. Borrower and each Lender hereby acknowledge and agree that any Lender may at any time: (a) grant Participations in up to forty-nine (49%) percent of such Lender's Pro Rata Share to any other lending office of such Lender or to any other bank, lending institution or other entity which the granting Lender reasonably determines has the requisite sophistication to evaluate the merits and risks of investments in Participations; provided, however, that: (i) all amounts payable by Borrower to each Lender hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a
Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the participant if such amendment, modification or waiver would reduce the principal of or rate of interest on the Loans, increase the Line Amount, or postpone the date fixed for any scheduled payment of principal of or interest on the Loans; and (C) shall not relieve such Lender from its obligations, which shall remain absolute, to make Advances hereunder; and (b) assign, pursuant to an Assignment and Acceptance (i) all or any percent of its Pro Rata Share or any right, title and interest therein or in and to this Agreement to a Lender or any affiliate of a Lender; or (ii) up to forty-nine (49%) percent of its Pro Rata Share and any right, title and interest therein and in and to this Agreement to a third party, with the prior written consent of Administrative Agent which consent shall not be unreasonably withheld, in the case of clause (b)(i) or (ii) together with the payment to Administrative Agent of a Two Thousand Five Hundred ($2,500.00) Dollar transfer fee. Upon the execution by the assignor and assignee of the Assignment, and delivery to Administrative Agent of the Assignment for acceptance, the assigning Lender shall, to the extent provided in the Assignment, be released from its obligations under this Agreement and the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment have the rights and obligations of a Lender hereunder.

         SECTION 8. MISCELLANEOUS.

         8.1 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by Lenders, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent Lenders from enforcing any or all other notes, guaranty, pledge or security agreements in accordance with their respective terms.

         8.2 Further Assurance. From time to time, Borrower will execute and deliver to Administrative Agent such additional documents and will provide such additional information as Administrative Agent may reasonably require to carry out the terms of this Agreement and be informed of Borrower's status and affairs. From time to time, upon the reasonable request of Borrower, Administrative Agent shall execute and deliver to Borrower such instruments, agreements and documents as may be presented to Administrative Agent by Borrower to effectuate the release of liens on and security interests in and to the Existing Collateral and any stock of Borrower pledged to Administrative Agent by any Person. The cost of preparation and recordation of any such instruments, agreements and documents shall be borne by Borrower.

         8.3 Enforcement and Waiver by Lenders. Lenders shall have the right at all times to enforce the provisions of this Agreement and the Note in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Lenders in refraining from so doing at any time or times. The failure of Lenders at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Lenders are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

         8.4 Expenses of Lenders. Borrower will pay all expenses of the Lenders, including the reasonable fees and expenses of legal counsel for Lenders, in connection with the preparation, negotiation and consummation of the transactions described in this Agreement. Borrower will pay all expenses of the Administrative Agent, including the reasonable fees and expense of legal counsel for Administrative Agent, incurred in connection with the administration, amendment or modification of this Agreement and the other Loan Documents, and Borrower will pay all expenses of all Lenders, including the reasonable fees and expenses of legal counsel for Lenders, incurred in connection with the enforcement of this Agreement, the Obligations and the collection or attempted collection of the Notes.

         8.5 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, as follows, unless such address is changed by written notice hereunder:

                    (A)    If to Borrower:

                                    Piercing Pagoda, Inc.
                                    3910 Adler Place, P. O. Box 25007
                                    Lehigh Valley, Pennsylvania 18002-5007
                                    Attn: John F. Eureyecko, President

                           With a copy to:

                                    Wolf, Block, Schorr & Solis-Cohen
                                    Packard Building
                                    15th and Chestnut Streets, 12th Floor
                                    Philadelphia, Pennsylvania 19102-2678
                                    Attn: Jason M. Shargel, Esquire

                    (B)    If to Lenders:

                                    CoreStates Bank, N.A., as Agent and
                                    Administrative Agent
                                    600 Penn Street
                                    FC6--94--3--140
                                    P.O. Box 1102
                                    Reading, Pennsylvania 19603
                                    Attn: Paul D. Cohn, Vice President; and

                                    Summit Bank, as Agent
                                    One Bethlehem Plaza
                                    Bethlehem, Pennsylvania 18018
                                    Attn: Ammon J. Baus, Vice President

                               With a Copy to:

                                    Klehr, Harrison, Harvey, Branzburg & Ellers
                                    1401 Walnut Street
                                    Philadelphia, Pennsylvania 19102
                                    Attn:  Richard S. Roisman, Esquire

         8.6 Waiver and Release by Borrower. To the maximum extent permitted by applicable Laws, Borrower:

                    (A) Waives: (1) protest of all commercial paper at any time held by Lenders on which Borrower is any way liable; and (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph
6.2 hereof, before exercise by Lenders of the remedies of self-help, setoff, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower, and, except where required hereby or by any applicable Laws, notice of any other action taken by Lenders; and

                    (B) Releases Lenders and its officers, attorneys agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except for gross negligence or willful misconduct.

         8.7 WARRANT OF ATTORNEY. BORROWER HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT TO APPEAR FOR AND CONFESS JUDGMENT AGAINST BORROWER WITHOUT PRIOR NOTICE TO BORROWER OR PRIOR OPPORTUNITY TO BE HEARD:

                  (A) IN ANY ACTION OR REPLEVIN INSTITUTED BY LENDERS TO OBTAIN POSSESSION OF ANY COLLATERAL SECURITY FOR THE OBLIGATIONS; OR

                  (B) FOR SUCH SUMS AS SHALL HAVE BECOME DUE UNDER THIS AGREEMENT OR ANY REVOLVING LOAN NOTE AND ALL OTHER OBLIGATIONS OF BORROWER TO LENDERS; IN EITHER CASE WITH OR WITHOUT DECLARATION, WITH COSTS OF SUIT AND RELEASE OF ERROR, WITHOUT STAY OF EXECUTION AND WITH FIVE PERCENT (5%) ADDED FOR COLLECTION FEES, BUT IN ANY EVENT NOT LESS THAN FIVE THOUSAND ($5,000.00) DOLLARS; AND ALSO WAIVES THE RIGHT OF INQUISITION ON ANY REAL ESTATE LEVIED UPON, VOLUNTARILY CONDEMNS THE SAME, AUTHORIZES THE PROTHONOTARY OR CLERK TO ENTER UPON THE WRIT OF EXECUTION SAID VOLUNTARY CONDEMNATION AND AGREES THAT SAID REAL ESTATE MAY BE SOLD ON A WRIT OF EXECUTION; AND ALSO WAIVES AND RELEASES ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY OR EXEMPTION LAW OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED. IF A COPY OF THIS AGREEMENT, VERIFIED BY AFFIDAVIT OF LENDERS OR SOMEONE ON BEHALF OF LENDERS, SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AGREEMENT AS A WARRANT OF ATTORNEY. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY AND JUDGMENT ENTERED PURSUANT THERETO; THE AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS, FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS LENDERS SHALL DEEM NECESSARY OR DESIRABLE, FOR ALL OF WHICH THIS AGREEMENT SHALL BE A SUFFICIENT WARRANT.

         8.8 Applicable Law. The substantive Laws of the Commonwealth of Pennsylvania shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

         8.9 Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its rights or Obligations hereunder without the prior written consent of Lenders. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

         8.10 Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

         8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

         8.12 Seal. This Agreement is intended to take effect as an instrument under seal.

         8.13 Waiver of Jury Trial. Borrower hereby irrevocably waives trial by jury and any right thereto, and consents to the jurisdiction of the courts of Lehigh County, Pennsylvania, and agrees not to raise any objection to such jurisdiction, or to the laying of the venue in such commonwealth, and further agrees that service of process may be duly effected upon Borrower by personal delivery, certified mail, return receipt requested, or nationally recognized overnight courier service, to the address set forth in Paragraph 8.5 hereof or the last address for Borrower reflected on the records of Administrative Agent.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ATTEST:                                     PIERCING PAGODA, INC.



By:_____________________________            By:______________________________
      Name:                                      John F. Eureyecko,
      Title:                                     President

           [Corporate Seal]

Commitment: $25,000,000.00                  SUMMIT BANK, for itself and as Agent
                                            for the Lenders



                                            By:______________________________
                                                 Ammon J. Baus,
                                                 Vice President

Commitment: $35,000,000.00             CORESTATES BANK, N.A., for itself and
                                       as Agent and Administrative Agent for the Lenders


                                       By:___________________________________
                                            Paul D. Cohn,
                                            Vice President

Commitment: $15,000,000.00             FIRST UNION NATIONAL BANK



                                       By:___________________________________
                                            Lewis C. Cyr,
                                            Assistant Vice President